Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Aina Le’a, Inc.

Waikoloa, Hawaii

We hereby consent to the use in the Prospectus constituting a part of Post-Effective Amendment No. 2 to the Registration Statement (Form S-1 No. 333-201722) of our report dated July 13, 2015 (July 24, 2015 as to the second paragraph of Note 14) relating to the financial statements of Aina Le’a, Inc. appearing in the Annual Report on Form 10-K of Aina Le’a, Inc., for the year ended March 31, 2015, which is contained in that Prospectus.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ Macias Gini & O’Connell LLP

Walnut Creek, California

August 25, 2015